                                                                    EXHIBIT 10.2


                                    EXCLUSIVE
                              DISTRIBUTOR AGREEMENT

This Agreement is effective as of April 17, 2003 ("Effective Date") and is by and between MEDTRONIC, INC., a Minnesota corporation having its principal place of business at 710 Medtronic Parkway, Minneapolis, Minnesota 55432, U.S.A. ("Medtronic") and HORIZON MEDICAL PRODUCTS, INC., a Georgia corporation having its principal place of business at Seven North Parkway Square, 4200 Northside Parkway NW, Atlanta, Georgia 30327 ("Horizon").

                                    ARTICLE 1
                                   DEFINITIONS


         1.1 Field of Use. "Field of Use" shall mean delivery of chemotherapy agents for use in hepatic arterial infusion (HAI) therapy, a treatment for patients with colorectal liver cancer.

         1.2 Fiscal Year. "Fiscal Year" shall mean the Medtronic fiscal year.

         1.3 Medtronic. "Medtronic" shall mean Medtronic, Inc. and any of its affiliates which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the first entity. Control shall mean owning more than 50 percent of the total voting rights in the entity.

         1.4 Products. "Products" shall mean (a) models 8472-20-10, 8472-35-10 and 8472-35-15 of the IsoMed Constant-Flow Infusion Systems (which are those models having a reservoir capacity greater than or equal to 20 milliliters) in the Field of Use, including the pump, catheter (models 8700A, 8702, and 8708) and including all improvements and enhancements by Medtronic to these models specifically for their use in the Field of Use (a pump and catheter together being a "System"), and (b) associated catheter access ports, refill kits, and other related ancillary items commonly sold or used with the Systems ("Ancillary and Related Items"). Medtronic is entitled, at any time, to make improvements, enhancements, or other changes to Products.

         1.5 Territory. "Territory" shall mean all states and territories of the United States.

                                    ARTICLE 2
                                   APPOINTMENT

Medtronic hereby appoints Horizon, and Horizon accepts such appointment as Medtronic's distributor during the term of this Agreement, with the exclusive right to market, sell and distribute the Products in Subsection 1.4(a), and the non-exclusive right to market, sell and distribute the Products in Subsection 1.4(b) directly to customers in the Territory in the Field of Use, effective June 2, 2003 (the "Transition Date").

                                    ARTICLE 3
                             MARKETING AND PROMOTION

         3.1 Horizon Promotion and Marketing. Horizon shall use commercially reasonable efforts to promote and market the Products in the Territory in the Field of Use at its sole cost and expense. Each Fiscal Year quarter, Horizon shall submit a quarterly marketing report and plan to Medtronic, detailing sales calls, marketing meetings, marketing events and their budgets held during that quarter and to be held in the upcoming quarter. The plan shall be subject to review and comment by Medtronic, and Horizon shall not unreasonably reject Medtronic suggestions and requests for marketing plans. Among other commercially reasonable promotion efforts, Horizon shall conduct appropriate promotions at its expense at relevant major medical conventions, including renting and staffing a booth and other appropriate promotions. At a minimum, relevant conventions include the regular meetings of the American Society of Clinical Oncology (ASCO), Oncology Nursing Society (ONS), and Society of Surgical Oncology (SSO). Unless otherwise notified by Medtronic, Horizon's principal contact point at Medtronic for the review of marketing plans shall be Pam Balthazor, Market Development Manager, Pain Therapy Marketing.

         3.2 Marketing Materials. Horizon may not use promotional or advertising materials other than those materials supplied by Medtronic, unless Horizon has received Medtronic's prior written approval to use such materials and has accurately reproduced a Medtronic-approved copyright notice on original text, pictures, graphics or other materials provided by Medtronic. Promptly after execution of this Agreement, Medtronic shall provide to Horizon, free of charge, all copies of current, relevant marketing literature for the Product in the Field of Use that Medtronic then has in stock, if any; except that Medtronic may keep a limited number of copies for business purposes not inconsistent with this Agreement. Thereafter, Horizon may request from Medtronic additional copies of such literature or new marketing materials. The design and content of any such new materials shall be at Medtronic's discretion. Horizon shall pay Medtronic's cost to design, prepare and provide new marketing materials and to reproduce and provide additional copies of existing materials that Horizon requests. Horizon shall be responsible for all other expenses associated with its advertising of Products.

         3.3 Staffing. Horizon shall maintain adequate experienced and trained sales personnel necessary to carry out its obligations under this Agreement, which shall include at least 40 full time sales representatives with substantial experience and relationships relevant to the Field of Use. Horizon may not make use of third party or independent sales representatives or agents. All Horizon sales of Products shall be directly by employees of Horizon under Horizon's direction and control, who are trained on the provisions of this Agreement and obligated to Horizon to maintain confidential information, protect patient privacy, appropriately handle the Products, and act in accordance with the law and ethical business practices consistently with Horizon's obligations under this Agreement.

         3.4 Restrictions on Promotion. Horizon shall not market or promote the Products, solicit orders, or make any sale or delivery of Products for use outside the Territory or for a use outside the Field of Use, unless otherwise requested to do so by Medtronic. Horizon shall promptly

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refer to Medtronic all inquiries and orders received by Horizon from customers located outside the Territory or for uses outside the Field of Use. Within thirty (30) days after the execution of this Agreement, Horizon shall enter into good faith negotiations with Medtronic regarding distribution of Horizon port products outside the United States.

         3.5 Physician Education and Training. Medtronic and Horizon shall propose to the following physicians that Medtronic's rights and obligations under the education and training contracts with the physicians be assigned to
Horizon: Drs. Mark Roh, Paul Hansen, and Robert Warren. If the physicians agree, the parties shall make such assignment. Horizon shall sponsor and support an adequate level of physician education and training to ensure sufficient awareness and skill among physicians to achieve the sales targets under this Agreement.

                                    ARTICLE 4
                           FORECASTS; ORDERS; DELIVERY

         4.1 Rolling, Binding Forecast. Beginning on the Transition Date, each month Horizon shall provide to Medtronic a good faith, rolling, twelve-month forecast of all Product purchases to be made by Horizon over the twelve-month forecast. Each forecast shall identify Products and quantities to be purchased by month for the first three months of the forecast. Such first three months of each forecast shall be binding obligations to purchase the stated amounts in the stated months ("Purchase Commitments").

         4.2 Purchase Orders. Horizon shall submit to Medtronic purchase orders for the Product in writing, whether by mail, facsimile, or electronic mail. The purchase orders shall identify Products and quantity to be purchased consistently with the Purchase Commitments, and shall set forth requested delivery dates (minimum ninety (90) days from order date) and shipping instructions. All purchase orders from Horizon are subject to acceptance and confirmation in writing by Medtronic. The acceptance of any purchase order by Medtronic shall not constitute its acceptance of any such document's terms except the ordered Products' identification, quantity, delivery date, and price per the terms of this Agreement; all other terms thereof shall be without effect.

         4.3 Delivery. All deliveries of Products will be F.O.B. Mounds View, Minnesota. Medtronic will have no further responsibility for the Products, and all risk of damage to or loss or delay of the Products will pass to Horizon upon their delivery at the F.O.B. point to a common carrier specified by Horizon or, in the event that no carrier shall have been specified by Horizon on or before fifteen days prior to the requested shipment date, a common carrier reasonably selected by Medtronic.

         4.4 Discrepancy. Horizon shall notify Medtronic of the existence of any shortage or discrepancy within thirty (30) working days after receipt of invoice. If Medtronic is responsible, Medtronic shall correct such shortage or discrepancy by delivering substitute Products to Horizon within ten (10) days after Horizon's notice.

         4.5 Sales Reports. Each month, Horizon shall send to Medtronic a true and correct report of sales of the Products, in a form and level of detail satisfactory to Medtronic. Among other relevant information, such report shall identify sales by account and, to the extent known by Horizon, the referral physician and implanting physician for each System sold by Horizon. Horizon also shall report its monthly shipments and inventory. Upon reasonable request by Medtronic, Horizon shall meet with Medtronic to discuss the Products' acceptance in the marketplace, customer reactions and recommended improvements in the Products, marketing, or other matters affecting sales of the Products.

                                    ARTICLE 5
                         PRICE AND QUANTITY REQUIREMENTS

         5.1      Quantity Requirements.  Horizon shall purchase:

                  (a) A minimum stocking order of 100 Systems by April 25, 2003, which 100 shall be at the prices set forth in Section 5.2, and 50 in May 2003, which shall be at Medtronic's cost; and

                  (b)      The following additional minimum amounts:

                           (i)      570 by the end of Fiscal Year 2004;

                           (ii)     850 during Fiscal Year 2005;

                           (iii)    975 during Fiscal Year 2006; and

                           (iv) In any Fiscal Year thereafter, an amount equal
                  to a fifteen percent increase over the prior Fiscal Year's actual volume purchased.

The failure to purchase the required minimum will result in the termination of Horizon's exclusivity of distribution of the Products as Medtronic's sole remedy for such failure. Medtronic and Horizon will negotiate and agree to reasonable reductions of such minimum purchase numbers in the event that Medtronic is unable to deliver to Horizon the Products in a purchase order within ten (10) days after the scheduled delivery date as a result of (a) a Medtronic supply shortage, (b) a product recall or regulatory action or requirement with respect to the Products, (c) a cease and desist letter to Medtronic or Horizon from a third party claiming patent or trademark infringement with respect to the Products.

         5.2 Prices. Horizon shall pay Medtronic the following prices for the
Products:

                  (a) Pumps: $3,125 per pump for any volume purchased, subject to the following rebates:

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                           (i) $200 per pump rebate on each pump purchased
                  during any Fiscal Year when purchases of pumps during such Fiscal Year exceed Volume Target 1 (as defined below); and

                           (ii) an additional $200 per pump rebate on each pump
                  purchased during any Fiscal Year when purchases of pumps during such Fiscal Year exceed Volume Target 2 (as defined below).

                  (b) Catheters: $310 per catheter for any volume purchased.

                  (c) Other Products: Medtronic list price at the time the purchase order is received.

                  (d) Notwithstanding Subsections (a) and (b), Medtronic shall sell Horizon a reasonable number of demonstration Products, non-sterile and not intended for human implant, at Medtronic's cost, in bulk where appropriate.

                  (e) Volume Target 1 and Volume Target 2 shall be the amounts described in the following table:


                Fiscal Year              Minimum Purchase            Volume Target 1            Volume Target 2
              ---------------          -------------------           ---------------            ---------------
                   2004                         570                        715*                       765*
                   2005                         850                        905                        965
                   2006                         975                       1035                       1105
              Each Succeeding          Per Para. 5.1(b)(iv)            See Note 1                 See Note 1
                Fiscal Year


         *includes the 100 Systems purchased under Section 5.1(a).

Note 1: In any Fiscal Year after 2006, Volume Target 1 and Volume Target 2 shall be amounts agreed to by the parties and set forth in an addendum to this agreement. In the absence of such mutually agreed amounts, there shall be no rebates in such Fiscal Years.

         5.3 Payment Terms. Horizon shall pay Medtronic for the initial 150 Systems within ninety (90) days from the date of Product delivery, and shall pay Medtronic for all other orders within forty-five (45) days from the date of Product delivery. Medtronic shall pay Horizon any rebates owed for a Fiscal Year within thirty (30) days after the close of the quarter in that Fiscal Year during which the rebate is earned.

         5.4 Failure to Pay. Horizon shall be liable to Medtronic for all costs incurred by Medtronic in its collection of any amount owing by Horizon which are not paid when due, including reasonable attorneys' fees, regardless whether actual suit is brought. Should any payment(s) be more than ten (10) days past due, Medtronic reserves the right to stop all shipments of Products until all late payment(s) have been made. Additionally, failure to pay on time will be deemed a material breach and, therefore, just cause for termination of this Agreement in accordance with Article 16 of this Agreement.

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         5.5 Taxes. Horizon shall be responsible for and shall pay for all taxes, assessments and other governmental charges however designated, imposed by any governmental authorities in the Territory (except Medtronic's net income taxes) associated with the execution or performance of this Agreement; provided that Horizon shall not be responsible for any inventory taxes imposed on the Systems while in the possession of Medtronic.

         5.6 Maintenance of Inventory. At all times during the term of this Agreement, Horizon shall maintain adequate inventory of Products to serve the market for Products within the Territory.

                                    ARTICLE 6
               TRAINING, CUSTOMER TRANSITION, AND CUSTOMER SUPPORT

         6.1 Packaging. Medtronic shall be responsible for packaging the Products in accordance with applicable law. The Medtronic company and brand names shall be maintained on all of the Products.

         6.2 Training. Medtronic shall provide sales and technical training to Horizon personnel. The content and frequency of such training shall be at Medtronic's discretion. Medtronic at its discretion may require Horizon sales staff to receive the equivalent training, in content and frequency, as is given to Medtronic sales representatives regarding implantable drug infusion systems. Horizon agrees to make its sales staff available to attend, and to require them to attend, such training by Medtronic, subject to reasonable arrangements by the parties on the specific dates and locations for the training. Horizon shall pay the travel expenses for the Medtronic instructors and any forum costs for training not held at Medtronic. Horizon shall be responsible for the expenses of its personnel to attend training, except that Medtronic shall pay reasonable meal expenses for Horizon representatives attending the first such training at Medtronic. The parties intend to conduct initial training before the Transition Date.

         6.3 Customer Transition Plan. During the period between the Effective Date and the Transition Date, Medtronic shall take appropriate steps, in Medtronic's discretion (giving due consideration to reasonable suggestions from Horizon), to introduce Horizon sales representatives to current Medtronic customers for the Systems in the Field of Use. Among such steps, (a) Medtronic shall send an appropriate written notice to customers that Horizon will be selling the Products in the Territory to Medtronic's customers in the Field of Use; and (b) Medtronic shall strongly encourage Medtronic sales representatives and clinical services representatives experienced with the Systems to invite Horizon representatives to attend implants of Systems sold by the Medtronic representatives. The goal is for each Horizon sales representative to have attended, jointly with a Medtronic representative, 2 implants of Systems by the Transition Date (the "Training Goal"). Medtronic shall pay the cost of the customer mailing and any communications or travel expenses incurred by Medtronic employees in carrying out its responsibilities under this Section 6.3. Horizon shall pay any communications or travel expenses incurred by Horizon employees in carrying out its responsibilities under this Section 6.3.

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         6.4 Sales Force Support. For three months after the Transition Date,
Medtronic shall strongly encourage Medtronic clinical specialists to attend as available and upon request from Horizon, implants of Systems sold by the Horizon representatives. During this three-month period, Horizon shall pay travel expenses and a fee of $300.00 for each implant attended by one or more Medtronic clinical specialists at the request of Horizon. The above fees shall be waived (but not Horizon's obligation to pay travel expenses) for the number of surgeries attended by Medtronic clinical specialists equivalent to the number by which the Training Goal was not met by reason of Medtronic's failure to offer sufficient opportunities for Horizon representatives to attend implants before the Transition Date.

         6.5 Horizon Customer Support. Horizon shall establish and maintain high levels of customer service, including for processing and handling customer orders and inquiries for the Products. HMP's customer services systems shall be subject to audit by Medtronic at any time. HMP customer service standards shall be equal to the level currently provided by Medtronic.

         6.6 Medtronic Technical Support. Medtronic shall provide reasonable technical and patient support to Horizon, customers of Horizon, and patients served by such customers, regarding the Systems in the Field of Use. Such support shall include telephone support similar to the level of telephone support Medtronic currently provides regarding the Systems in the Field of Use. During the first six months after the Transition Date, Medtronic shall provide such support at Medtronic's expense. After such six months, Medtronic shall provide such support at Medtronic's expense up to the first 200 calls per month that Medtronic receives from Horizon, a physician or medical center, or a patient regarding the Systems in the Field of Use. For each call above such 200 per month, Medtronic shall invoice Horizon and Horizon shall pay Medtronic within 30 days of receipt of the invoice, a fee of $100. The parties shall reasonably cooperate to ensure appropriate communication and coordination between them, consistently with the other provisions of this Agreement, regarding technical support issues, in order to protect patient safety and meet customer needs. Without limitation of the foregoing provisions of this Section 6.6, Horizon shall use reasonable efforts to provide technical support to its own sales representatives.

         6.7 Customer Information. No later than ten (10) days prior to the Transition Date, Medtronic promptly shall deliver to Horizon reasonable information in Medtronic's possession regarding Medtronic's customers and potential customers for the Products in the Field of Use including addresses, telephone numbers, and contact persons.

         6.8 Unfilled Orders. As of the Transition Date, Medtronic promptly shall turn over to Horizon, for completion, all unfilled purchase orders held by Medtronic from customers for the Products in the Field of Use in the Territory.

         6.9 Sales Leads Referral. Before the Transition Date and during the term, Medtronic promptly shall turn over to Horizon all inquiries concerning the Products in the Field of Use in the Territory. Horizon shall ensure that it has adequate staff and communications systems in place to provide for seamless service in receiving customer enquiries or orders for the System in the Field of Use transferred or referred to Horizon from Medtronic.

                                    ARTICLE 7
                               REGULATORY MATTERS

         7.1 Medtronic Responsibility. Medtronic shall maintain responsibility for matters relating to FDA approval of the Products.

         7.2 Horizon Adverse Event Notification. Horizon shall notify Medtronic within two (2) working days of the receipt by Horizon of any complaints or adverse events ("AE") associated with the Products, and shall submit to Medtronic a copy of any records or other documentation, which Horizon has received or created relating thereto. Horizon and Medtronic shall develop a mutually acceptable referral system under which Horizon shall refer and forward to Medtronic for appropriate resolution any complaints or adverse events ("AE") related to the Products. An acceptable referral system means a formalized, well-defined process set forth in appropriate work instructions and procedures at Horizon and Medtronic. Medtronic shall have the right to review and audit, at any time, the AE handling procedures at Horizon. Without limitation of the foregoing, upon Medtronic's request Horizon shall provide Medtronic with a copy of Horizon's AE handling procedures and Horizon's quality system manual, and shall take other appropriate steps to demonstrate its AE handling process. Medtronic shall be responsible for making all decisions and undertaking any reporting obligations or other actions with respect to communicating with any governmental regulatory agency as a result of any AEs or other reports or inquiries, or taking any other action that Medtronic may deem necessary or appropriate under all applicable government rules and regulations.

         7.3 Medtronic Serious Adverse Event Information. During the term of this Agreement, Medtronic shall inform Horizon of any serious AE reported to Medtronic involving a patient implanted with a Product (or with any component thereof) within two (2) working days of the receipt of such report (but in any event no later than the date on which such serious AE must be reported to the
FDA). For purposes of this subsection, a serious AE shall be deemed to include any adverse event which is either (1) fatal, (2) life threatening, (3) results in permanent impairment of a body function or permanent damage to body structure, or (4) necessitates medical or surgical intervention by a health care professional to preclude permanent impairment of a body function or permanent damage to body structure, or to relieve unanticipated temporary impairment of a body function or unanticipated damage to body structure. Horizon understands that such information provided to it will be as reported as required and will not be deemed to be determinative as to whether or not the Product contributed to the serious AE.

         7.4 Governmental Actions. Beginning as of the date of this Agreement, each party shall promptly notify the other party in writing of any order, request or directive of a court or other governmental authority to recall, issue a field notification, conduct an audit relating to Product safety, or withdraw the Product in any jurisdiction. Medtronic shall be responsible, at its sole cost and expense, for the costs (including any costs incurred by Horizon) of any recall, field notification or withdrawal of the Product arising from Medtronic's activities. Horizon shall be responsible for the costs of any recall, field notification, or withdrawal of the Product arising from Horizon's activities.

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                                    ARTICLE 8
                           HORIZON COMPLIANCE MATTERS

         8.1 Compliance with Law. Horizon shall comply with all applicable laws, regulations, ordinances, and rules concerning Horizon's activities under this Agreement, including those pertaining to the promotion and sale of the Product and medical device registration and tracking (including, without limitation, 21 CFR Parts 820 and 821.25(c)), state and federal fraud and abuse laws, the Health Information Portability and Accountability Act of 1996, and all other applicable laws. Horizon's violation of any law or regulation concerning the activities contemplated by this Agreement shall be grounds for immediate termination of this Agreement. Horizon shall maintain in full force and effect all necessary licenses, permits and other authorizations required by law to carry out its duties and obligations under this Agreement.

         8.2 Ethics. As a condition to this Agreement, Horizon shall maintain a high standard of moral and ethical behavior concerning its activities under this Agreement and conduct its business with the highest degree of integrity. Horizon agrees to comply with the terms and conditions contained in Medtronic's Code of Conduct attached as EXHIBIT A, the Medtronic Business Conduct Standards attached as EXHIBIT B, and any medical device industry business conduct policy promulgated by the ADVAMED industry association (jointly referred to as "Medtronic Policies"). Horizon shall ensure that its employees and agents are provided a copy, are familiar with and agree to comply with the terms of the Medtronic Policies. Failure of Horizon or its agents and employees to comply with the Medtronic Policies will result in Medtronic taking appropriate action, including possible termination of this Agreement. At any reasonable time, Medtronic may audit Horizon business practices in relation to the marketing and sale of the Products for compliance with the Medtronic Policies. Horizon shall reasonably cooperate in any such audit.

                                    ARTICLE 9
                        COMPLIANCE WITH ISO REQUIREMENTS

         9.1 Packaging and Sterilization. Horizon shall under no circumstances modify, repackage, re-sterilize, encase, insert any other product into, combine as a unit with any other product, adulterate, misbrand, alter or add labels or remove labels from any Product, either for display or for sale, without the prior written consent of Medtronic. Notwithstanding the foregoing, Horizon may pack Medtronic-packaged Products into a shipping box that identifies Medtronic and Horizon as appropriate. Also, Medtronic and Horizon shall discuss, upon Horizon's request, other issues regarding packaging that may arise (e.g., affixing Horizon product code prefix), and work in good faith to resolve the issues appropriately to the regulatory and commercial considerations of both parties.

         9.2 Handling Environment and Process. Horizon shall handle and preserve the products in an appropriate environment and with appropriate process controls to protect the products against contamination or other damage that could affect Product's quality, safety, or reliability. Horizon storage conditions shall meet Product labeling instructions, including in regard to temperature, humidity, and shelf stack height. Horizon shall have procedures to provide for holding Product in a physically segregated area of the warehouse if necessary to address quality or safety issues. Horizon's procedures for delivery of Products shall ensure that appropriate handling and storage conditions are not compromised in delivery. At any reasonable time, Medtronic may audit Horizon practices relating to Product safety and handling. Horizon shall reasonably cooperate in any such audit.

         9.3 Traceability. Horizon shall have in place appropriate process and inventory controls and procedures to ensure its and Medtronic's ability to trace each Product sold to each purchaser in the event of any recall, safety notice, or to address any other legal or quality concerns. Horizon's inventory control system shall ensure that the status (e.g., expiration date, location, release/hold, etc.) of each Product is identified and known.

         9.4 Customers. All Products are restricted to sales to a physician or by order of a physician, unless otherwise agreed by Medtronic. Horizon agrees to sell Products only to such customers as required by the labeling.

         9.5 Training and Record-Keeping. Horizon shall have in place adequate record-keeping and employee training to ensure compliance with the requirements set forth above in Articles 8 and 9. Horizon's record management shall ensure the ability to track specific Products (product identification number, expiration date, order number, customer) to specific accounts. Such records shall be available to Medtronic on demand within 24 hours.

                                   ARTICLE 10
                       NON-COMPETITION AND NON-RECRUITMENT

         10.1 Non-Competition. During the term of the agreement and for one year after its expiration or termination for any reason, Horizon shall not market, distribute, or sell any product that competes with Medtronic implantable drug infusion or implantable neurostimulation systems.

         10.2 Non-Recruitment. Except as mutually agreed by Horizon and Medtronic or as expressly permitted by this Agreement, neither party will, during the Term of this Agreement or for a period of twelve (12) months thereafter, solicit for employment the other party's sales representatives or technical service representatives without prior authorization from the other party. In the event Horizon discontinues doing business for any reason (including, without limitation, upon the occurrence of any of the instances listed in Subsections 16.2 (c), (d), or (e) hereof) or undergoes a change of control, Medtronic has the right to solicit and hire up to seven (7) of Horizon's sales representatives for potential employment opportunities with Medtronic. In any such instance Horizon hereby agrees not to enforce any non-competition provisions contained in any employment agreement and/or non-compete agreement Horizon may have with its Sales Representatives.

         10.3 Exception. Horizon may recruit the following Medtronic sales representatives to accept employment with Horizon: Todd Hewgley, Salvatore Gagliardo, Kim Moynihan-

Giachello, Michelle See, Patricia Williams-Jones, and David Youngberg. Medtronic shall reimburse Horizon any cash bonus paid by Horizon to each such employee upon their recruitment by Horizon within six months of the Transition Date, up to an amount of $10,000 each.

                                   ARTICLE 11
                                PRODUCT WARRANTY

Medtronic extends to Horizon a warranty in terms identical to the applicable warranty enclosed and delivered with each Product. Medtronic may change such warranty at its sole discretion upon written notice to Horizon. No agent, employee or representative of Horizon has any authority to bind Medtronic to any additional affirmation, representation or warranty concerning the Products. The warranty period will begin upon sale of Product to the customer. Horizon shall be responsible for providing appropriate documentation of sale to customer so as to identify the start of the warranty period. In no event shall the warranty period exceed the useful life indicated on the Products.

EXCEPT AS IS EXPRESSLY PROVIDED IN THE WARRANTY APPLICABLE TO EACH PRODUCT, MEDTRONIC EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, WHETHER AS TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER MATTER. THE REMEDIES SET FORTH IN SUCH WARRANTY POLICY ARE THE ONLY REMEDIES AVAILABLE TO ANY PERSON FOR BREACH OF WARRANTY. MEDTRONIC SHALL HAVE NO LIABILITY TO ANY PERSON FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY DESCRIPTION, WHETHER ARISING OUT OF WARRANTY, OTHER CONTRACT, TORT OR OTHERWISE.

                                   ARTICLE 12
                          INDEMNIFICATION AND INSURANCE

         12.1 Medtronic Indemnification. Medtronic shall defend, indemnify and hold Horizon and its employees, agents, officers, directors and affiliates (an "Horizon Party") harmless from and against any and all losses, liabilities, obligations, claims, fees (including, without limitation, attorneys fees), expenses incurred by an Horizon Party and resulting from or arising in connection with (i) the breach of any covenant, representation or warranty of Medtronic contained in this Agreement, (ii) the manufacturing, sale or distribution of the Product by Medtronic (or any component part thereof), including, without limitation, any claim of patent infringement or any claim, lawsuit or other action resulting solely from Horizon's proper use of a Medtronic trademark in accordance with the terms hereof, (iii) any product liability claim related to the Product, including, without limitation, the use by any person of any Product that was manufactured, sold or distributed by Medtronic or any licensee or affiliate thereof, (iv) any contamination to a Product before delivery to Horizon or defect in the Product, (v) Medtronic's negligence, and (vi) the successful enforcement by an Horizon Party of its rights under this Section 12.1 except to the extent such losses, liabilities, obligations, claims, fees or expenses are based upon negligence or willful malfeasance by Horizon. In addition, Medtronic shall not be obligated to indemnify Horizon for

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any liability related to the Product for which Horizon has assumed an indemnification obligation under Section 12.2 below.

         12.2 Horizon Indemnification. Horizon shall defend, indemnify and hold Medtronic and its employees, agents, officers, directors and affiliates (a "Medtronic Party") harmless from and against any and all losses, liabilities, obligations, claims, fees (including, without limitation, attorney fees), expenses and lawsuits brought against or incurred by a Medtronic Party resulting from or arising in connection with (i) the breach of Horizon of any covenant, representation or warranty of Horizon contained in this Agreement, (ii) Horizon's negligence, or (iii) the successful enforcement by a Medtronic Party of its rights under this Section 12.2.

         12.3 Notice; Defense of Claim. To receive the benefits of the indemnity under Sections 12.1 or 12.2 above, as applicable, the indemnified party must give the indemnifying party written notice of any claim or potential claim, promptly after the indemnified party receives notice of any such claim. The indemnifying party shall have the right to assume the defense of any such claim if it assumes responsibility to the indemnified party under this Article 12. If the indemnifying party defends the claim, the indemnified party may participate in, but not control, the defense of such claim at its sole costs and expense. An indemnifying party shall have no liability under this Section 12 as to any claim for which settlement or compromise or an offer of settlement or compromise is made by the indemnified party without the prior consent of the indemnifying party.

         12.4 Limitation of Damages. Neither party shall be liable to the other party under this Article 11 for any special, consequential or indirect damages suffered by the other party including, without limitation, any lost profits that would be special, consequential, or indirect damages.

         12.5 Insurance. Each party shall use its commercially reasonable efforts to maintain insurance against such risks (including product liability) and upon such terms (including coverages, deductible limits and self-insured retentions) as is customary for the activities to be conducted by it under this Agreement and is appropriate to cover its indemnification obligations hereunder. Each party shall furnish to the other party evidence of such insurance, upon request.

                                   ARTICLE 13
                             PATENTS AND TRADEMARKS

         13.1 Rights. No rights are granted hereunder to Horizon under any patents or trademarks except as are incidental only to the sale of Products by Horizon and the right to use such Products by Horizon's customers.

         13.2 Relationship; Use of Medtronic Trademarks. Whenever Horizon shall make reference to its relationship with Medtronic, whether in advertising or otherwise, Horizon shall describe its relationship only as a distributor of the Products. Any other use by Horizon of Medtronic's trade name and/or trademark or any other trade names or trademarks associated with the Products must be previously approved in writing by a duly authorized officer of Medtronic. Horizon shall not use any "Medtronic" or other Product names and/or trademarks or any variation thereof, alone or in combination with other words, in connection with any Product which has not been supplied by Medtronic. All use of Medtronic trademarks by Horizon shall conform to Medtronic standards and instructions. All use of Medtronic trademarks and associated good will by Horizon shall inure to the benefit of Medtronic. Horizon shall not at any time claim rights in or contest or put in issue the validity or ownership of any Medtronic trademarks, or cause or permit anything that may tend to disparage, confuse, or lessen the significance of any Medtronic trademarks. Horizon shall not use or register in any country any trademark that resembles or is confusingly similar to Medtronic's trademarks, trade names, or logos. Upon expiration or termination of the Agreement for any reason, Horizon immediately shall cease all use of Medtronic trademarks. Upon Medtronic's request, Horizon shall provide Medtronic with representative samples of Horizon's use of Medtronic trademarks.

                                   ARTICLE 14
                                 CONFIDENTIALITY

         14.1 Non-Disclosure. Each party agrees not to use any Confidential Information (as defined below) of the other party during the term of this Agreement and for a period of two (2) years thereafter for any purpose other than as permitted or required for performance by a party hereunder. Each party further agrees not to disclose or provide any of such Confidential Information to any third party and to take appropriate measures to prevent any such disclosure by its present and future employees, officers, agents, subsidiaries, or consultants during the term of this Agreement and for a period of two (2) years thereafter.

         14.2 Definition of Confidential Information. Any information acquired by a party from the other or otherwise in the course of carrying out a party's activities hereunder concerning the other party's existing or contemplated Products, services, processes, techniques, know-how, customers, sales methods, or data, unless otherwise identified as non-confidential by the disclosing party, is "Confidential Information."

         14.3 Limitations to Non-Disclosure. Nothing herein shall prevent a party from using, disclosing or authorizing the disclosure of the other party's Confidential Information to the extent such Confidential Information:

                  (a) Was already in the possession of the using or disclosing party prior to its receipt from other party; provided that the using or disclosing party shall provide the other party with reasonable documentary proof thereof;

                  (b) Is or becomes part of the public domain by reason of acts not attributable to the using or disclosing party;

                  (c) Is or becomes available to the using or disclosing party from a source other than the other party, which source has rightfully obtained such information and has no obligation of non-disclosure or confidentiality to the other party with respect thereto; or

                  (d) Is made available by the other party to an unaffiliated third party on an unrestricted basis.

                                   ARTICLE 15
                         REPRESENTATIONS AND WARRANTIES

         15.1 By Medtronic. Medtronic represents and warrants to Horizon that
(a) the execution, delivery and performance of this Agreement by Medtronic does not conflict with, or constitute a breach of any order, judgment, agreement, or instrument to which Medtronic is a party, (b) the execution, delivery and performance of this Agreement by Medtronic does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority, (c) the rights granted by Medtronic to Horizon hereunder do not conflict with any rights granted by Medtronic to any third party; (d) Medtronic has not received any notice, and is not aware of the basis for, any claim that the manufacture, use or sale of the Product infringes any patent or other intellectual property right of any third party; and (e) it has not been excluded from participation in the Medicare or Medicaid program, or another state or federal health insurance program, and neither it nor any of its officers or directors has ever been convicted of a felony under the laws of the United States for conduct relating to the development or approval of a medical product or relating to the marketing or sale of a medical product.

         15.2 By Horizon. Horizon represents and warrants to Medtronic that (a) the execution, delivery and performance of this Agreement by Horizon does not conflict with, or constitute a breach of any order, judgment, agreement, or instrument to which Horizon is a party; (b) the execution, delivery and performance of this Agreement by Horizon does not require the consent of any person or the authorization of (by notice or otherwise) any governmental or regulatory authority; and (c) Horizon has not been excluded from participation in the Medicare or Medicaid program, or another state or federal health insurance program, and neither it nor any of its officers or directors has ever been convicted of a felony under the laws of the United States for conduct relating to the development or approval of a medical product or relating to the marketing or sale of a medical product.

                                   ARTICLE 16
                              TERM AND TERMINATION

         16.1 Term. This Agreement shall take effect as of the date first written above and shall continue in force for three years from the Transition Date, unless terminated as provided herein. The Agreement shall be automatically renewed for an additional two succeeding one-year terms unless and until either party, prior to the end of a term, provides 60 days' written notice of termination. In the event Medtronic provides such notice of termination after the initial term or the initial one-year renewal term and Horizon has satisfied the minimum quantity requirements under Section 5.1 for the initial term or for the initial one-year renewal term, as the case may be, then upon such termination the non-compete provisions of Section 10.1 shall terminate.

         16.2 Termination. Notwithstanding the provisions of Section 16.1 above, this Agreement may be terminated in accordance with the following provisions:

                  (a) In the event Horizon or any of its employees or agents fails to comply with Articles 8 or 9 relating to laws and regulations, the Medtronic Policies, and ISO requirements, Medtronic may, at its sole discretion, immediately terminate this Agreement upon written notice to Horizon.

                  (b) A party may terminate this Agreement by giving notice in writing to the other party in the event the other party is in breach of any material representation, warranty or covenant of this Agreement and shall have failed to cure such breach within fifteen (15) days of receipt of written notice thereof from the first party.

                  (c) A party may terminate this Agreement at any time by giving notice in writing to the other party, which notice shall be effective upon dispatch, should the other party file a petition of any type as to its bankruptcy, be declared bankrupt, become insolvent, make an assignment for the benefit of creditors, go into liquidation or receivership or otherwise lose legal control of its business.

                  (d) Medtronic may terminate this Agreement immediately upon written notice to Horizon, if Horizon's cash reserves (plus availability under Horizon's line of credit borrowing) fall below an amount equal to the net cash used in operating, investing and financing activities during the prior twelve months (as reflected in the monthly cash flow and trailing twelve month financial schedule that Horizon intends to provide to Medtronic or similar documentation; or, at Medtronic's discretion, an independent audit (i) by an auditor selected and paid for by Medtronic, and (ii) with respect to which Horizon shall reasonably cooperate).

                  (e) Medtronic may terminate this Agreement immediately upon written notice to Horizon, if Horizon is in default on any loan to Horizon from Medtronic or other financial obligation of Horizon to Medtronic arising from another agreement of the parties.

                  (f) A party may terminate this Agreement by giving notice in writing to the other party should an event arise under Article 18 (Excuse of Performance) and continue for more than 90 consecutive days.

                  (g) The Agreement automatically shall terminate if substantially all the assets or a majority or at least 15 percent of the issued and outstanding voting shares of Horizon is acquired by a company that sells any product that competes with Medtronic's implantable drug infusion or implantable neurostimulation systems. Upon such termination, the non-compete provisions of Section 10.1 shall terminate.

                  (h) In circumstances where Subsection (g) does not apply, a party may terminate this Agreement at any time by giving written notice to the other party in the event all or substantially all of the assets or a majority of the voting shares of the other party are acquired by any third party. Upon such termination by Medtronic, the non-compete provisions of Section 10.1 shall terminate.

         16.3 Fulfillment of Orders; Repurchase of Inventory. Upon termination, Horizon may fulfill orders for Products received from customers before the effective date of termination, but Horizon shall not accept new orders from customers after such date. Medtronic shall re-purchase from Horizon inventory in saleable condition, up to an amount equal to three (3) months of average monthly purchase orders from Horizon to Medtronic under this Agreement, where such monthly average is determined based on the twelve completed months before the notice of termination or, if twelve months have not then elapsed under this Agreement, the number of completed months that have elapsed. The price for such repurchased inventory shall be the purchase price paid by Horizon plus the actual cost of shipment of such Products, against which amounts due from Horizon may be applied.

         16.4 Return of Materials; Non-promotion. Upon purchase of the Products pursuant to the foregoing paragraph, or ten (10) days after the expiration or termination of this Agreement, whichever is earlier, Horizon shall cease to display or use any signs, labels, marks or other indications identifying Horizon in any way with Medtronic or any Product. Horizon shall deliver to Medtronic all printed materials, including advertising, promotional and instructional materials, all labels and packages relating to the Products, all samples, parts, tools or other equipment relating to Products that Medtronic may have furnished free of charge to Horizon (except for shipping and import costs), and all records of Horizon's sales as may be necessary for Medtronic to ascertain any outstanding obligations of Horizon thereunder.

         16.5 Non-Waiver. Unless otherwise specified, the acceptance of any order from or the sale of any Products to Horizon after notice to terminate this Agreement has been sent or the expiration or termination of this Agreement shall be subject to all the pertinent terms of this Agreement, but shall not be construed as a renewal or extension of this Agreement nor as a waiver of the right to terminate the same.

         16.6 Performance until Termination. Before the effective date of expiration or termination of this Agreement for any reason, Horizon shall continue to maintain the sales of the Products in the Territory by servicing customers and performing its obligations hereunder.

         16.7 Rights and Obligations on Termination. Upon the expiration or termination of this Agreement, all rights granted or obligations undertaken hereunder shall terminate forthwith, except that the parties shall have the following rights and obligations:

                  (a) Termination of this Agreement shall not release either party from the obligation to make payment of all amounts previously due and payable, including Horizon's obligation to pay for all Products shipped to Horizon before termination.

                  (b) The Parties' rights and obligations with respect to Articles 12 (Indemnification and Insurance), 13 (Patents and Trademarks), and 14 (Confidentiality) hereof shall survive termination of this Agreement.

                  (c) Neither Medtronic nor Horizon shall be liable to the other for damages of any kind resulting from or caused by said termination including, but not limited to, damages related to losses through commitments on obligations or leases, loss of investment, or present or prospective profits, inability to meet obligations, or any other causes or reasons whatsoever.

                                   ARTICLE 17
                                   ASSIGNMENT

This Agreement is personal in its nature and is therefore not assignable, in whole or in part, by Horizon, without the written permission of Medtronic. Medtronic may, upon written notice to Horizon, assign or delegate the performance of part or all of its obligations under this Agreement to one or more of its Affiliated companies or to any other party with the prior written consent of Horizon.

                                   ARTICLE 18
                              EXCUSE OF PERFORMANCE

If either party shall be rendered wholly or partly unable to carry out its obligations under this Agreement by reason of causes beyond its control, including but not limited to fire, flood, explosion, acts of God, accidents, riots, shortage of material, equipment or transportation, then the performance of the obligations of either party shall be excused during the continuance of any inability so caused, provided that the party affected shall give prompt notice to the other party, use its best efforts to avoid or remove such causes and continue performance hereunder whenever such causes are removed or settled.

                                   ARTICLE 19
                                  MISCELLANEOUS

         19.1 Notice. Notices permitted or required to be given under this Agreement will be deemed sufficient if delivered by hand, overnight courier, fax, U.S. mail, or registered or certified mail, postage prepaid, addressed to the respective parties at the address first noted on page one of this Agreement or at such other addresses as the respective parties may have furnished each other in writing.

         19.2 Governing Law. Except as specifically provided for herein, the validity, interpretation, construction and enforcement of this Agreement shall be governed solely by the laws of the State of Minnesota without giving effect to any conflict of laws provision thereof.

         19.3 Waiver. The failure of a party to enforce, at any time, any of the provisions of this Agreement, or to require at any time performance by the other parties of any of the provisions hereof, will in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part thereof, or the right of a party to thereafter enforce each and every such provision.

         19.4 Severability. If any provision of this Agreement is held to be unenforceable or illegal, the other provisions of this Agreement will not be affected by any such holding and will remain in full force and effect. In such event the parties hall use all reasonable efforts to replace any such unenforceable or illegal provision with a provision reflecting as nearly as possible the intent, purpose and economic effect of such provision.

         19.5 Independent Contractor. Each party will act solely as an independent contractor. Nothing in this Agreement will be construed to give either party the power of authority to act for, bind, or commit the other party.

         19.6 Headings and Numbering; Presumptions. The headings and numbering are inserted and included solely for convenience and reference and will not be considered or given any effect in construing this Agreement or any part hereof. This Agreement will be interpreted without regard to any rule or presumption favoring interpretation hereof against the party causing this Agreement to be drafted.

         19.7 Entire Agreement; Amendments. This Agreement represents the entire agreement between the parties and supersedes all prior or contemporaneous oral or written agreements of the parties with respect to the subject matter hereof. This Agreement may be modified, amended or changed only by a written instrument signed by the parties.

         19.8 Survival. All of the representations, warranties, and indemnifications made in this Agreement, and all terms and provisions hereof intended to be observed and performed by the parties after the termination hereof, will survive such termination and continue thereafter in full force and effect, subject to applicable statute of limitations.

         19.9 Expenses. Except as expressly provided herein, Medtronic and Horizon will each bear its own expenses incurred on its behalf with respect to this Agreement and the transactions contemplated herein and therein.

         19.10 Third Party Benefit. Nothing in this Agreement or the agreements referred to herein, expressed or implied, will confer on any person other than the parties hereto or thereto, or their respective permitted successors or assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, the agreements referred to herein, or the transactions contemplated herein or therein.

         19.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which taken together will be considered one and the same instrument.

         19.12 Agreements To Be in Writing. Whenever this Agreement provides for the parties to make a decision, take, or forego action based on their agreement, such agreement by the parties will not be valid unless set forth in a writing that is dated and signed by both parties. Each party represents and warrants that the person signing any such writing on its behalf will have the authority to enter into such agreement on behalf of the party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above.

MEDTRONIC, INC.                              HORIZON MEDICAL PRODUCTS, INC.



By /s/ Scott R. Ward                         By /s/ Marshall B. Hunt
   -------------------------------           -----------------------------------
     Scott R. Ward, Senior Vice
      President and President,
      Neurological and Diabetes

                                                    Marshall B. Hunt
                                                    ----------------
                                                      (print name)

Date:  April 18, 2003                        Title Chairman and CEO
       ---------------------------                 -----------------------------


                                             Date  April 18, 2003
                                                   -----------------------------